Exhibit 15

May 7, 2004
 Securities and Exchange Commission
 450 5th Street, N.W.
 Attention: Filing Desk, Stop 1-4
 Washington, D.C. 20549-1004

 Re: Fortune Brands, Inc.

           We are aware that our report dated April 21, 2004, on our review of interim financial information of Fortune Brands, Inc. (the "Company") and its subsidiaries for the three-month period ended March 31, 2004 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, has been incorporated by reference into this Registration Statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, as amended (the "Act") this report should not be considered a part of this Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

 Very truly yours,
 PRICEWATERHOUSECOOPERS LLP
 Chicago, Illinois 60606